EXHIBIT 99.1

American CareSource Announces Appointment of Chief Financial Officer

Mr. Anthony Levinson Has Joined American CareSource as CFO

ATLANTA, Jan. 23, 2015 (GLOBE NEWSWIRE) -- American CareSource Holdings, Inc. (Nasdaq:ANCI), operator of urgent care centers and a national network of ancillary health care providers, announced today the hiring of a new Chief Financial Officer, Anthony Levinson.

Mr. Levinson has over twenty years of financial executive experience, over half of which has been in the healthcare industry.

"We are delighted to welcome Mr. Levinson to our team. The strength of his finance and accounting background, coupled with his healthcare transactional experience, made him an excellent candidate for the CFO role," said Dr. Richard W. Turner, the company's Chairman and Chief Executive Officer.

Mr. Levinson replaces Adam S. Winger, who has served as Interim Chief Financial Officer since December 31, 2014. Mr. Winger will continue serving as General Counsel and Vice President of Acquisitions.

About American CareSource Holdings, Inc.:

American CareSource is the owner and operator of a growing chain of urgent care centers located in Georgia, Florida, Alabama and Virginia. American CareSource strives to improve access to quality medical care by offering extended hours and weekend service on a walk-in and appointment basis. The centers offer a broad range of medical services falling within the classification of urgent care, primary care, family practice and occupational medicine. The Company's centers will provide consumers with alternatives to address challenges created by limited access to care and rising health care costs. The Company also operates a national network of ancillary care providers that includes approximately 4,800 ancillary service providers and approximately 33,000 sites. For additional information, please visit www.americancaresource.com.

CONTACT: Investor Relations Contact:
         Adam Winger, General Counsel and
         Vice President of Acquisitions
         awinger@americancaresource.com
         (205) 250-8381